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                     May 13, 2024

       Khairul Azmi Bin Ismaon
       Chief Executive Officer
       EVe Mobility Acquisition Corp
       4001 Kennett Pike
       Suite 302
       Wilmington, DE 19807

                                                        Re: EVe Mobility
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 25,
2024
                                                            File No. 001-41167

       Dear Khairul Azmi Bin Ismaon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Andrew M. Tucker, Esq.